Exhibit 21.1

WISCONSIN ENERGY CORPORATION
SUBSIDIARIES AS OF DECEMBER 31, 2001

The following table includes the subsidiaries of Wisconsin Energy Corporation, a diversified holding company incorporated in the state of Wisconsin, as well as the percent of ownership, as of December 31, 2001:

	State of
	Incorporation	Percent
Subsidiary (a)	or Organization	Ownership

Wisconsin Electric Power Company	Wisconsin	100%
ATC Management Inc.	Wisconsin	42.482%
American Transmission Company LLC	Wisconsin	37.295%

WICOR, Inc.	Wisconsin	100%
Wisconsin Gas Company	Wisconsin	100%
WICOR Energy Services Company	Wisconsin	100%
Kaztex Energy Management, Inc.	Wisconsin	16%
Guardian Pipeline, L.L.C.	Delaware	33.33%
WICOR Industries, Inc.	Wisconsin	100%
Sta-Rite Industries, Inc.	Wisconsin	100%
Hypro Corporation	Delaware	100%
SHURflo Pump Manufacturing Co.	California	100%

Edison Sault Electric Company	Michigan	100%
American Transmission Company LLC	Wisconsin	5.1708%

W.E. Power, LLC	Wisconsin	100%

Wisvest Corporation	Wisconsin	100%
Androscoggin Energy LLC	Delaware	49.5%
Blackhawk Energy Services, LLC	Illinois	50%
CET Two, LLC	Delaware	100%
Calumet Energy Team, LLC	Delaware	100%
Kaztex Energy Management, Inc.	Wisconsin	41.5%
Wisvest-Connecticut, LLC	Connecticut	100%

Minergy Corp.	Wisconsin	100%
GlassPack, LLC	Wisconsin	100%
Minergy Detroit, LLC	Wisconsin	100%
Minergy Neenah, LLC	Wisconsin	100%

Wispark LLC	Wisconsin	100%

Wisconsin Energy Capital Corporation	Wisconsin	100%

WEC Nuclear Corporation	Wisconsin	100%
Nuclear Management Company, LLC	Wisconsin	20%

Witech Corporation	Wisconsin	100%

WEC International, Inc.	Delaware	100%

Badger Service Company	Wisconsin	100%

WEC Capital Trust I	Delaware	100%

(a)	Omits the names of certain subsidiaries, which if considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" as of December 31, 2001.